Exhibit 99.1

MARKETAXESS HOLDINGS ANNOUNCES SPECIAL DIVIDEND

New York — December 4, 2012 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced that its Board of Directors has approved a special cash dividend of $1.30 per share.

Rick McVey, Chairman and CEO of MarketAxess, said: “We are pleased to add this special dividend to our capital management strategy as a timely way to return earnings to our shareholders. Our strong balance sheet and attractive free cash flow allow us to simultaneously increase dividends, repurchase shares and invest in new businesses.”

The $1.30 special cash dividend is payable on December 27, 2012 to shareholders of record on December 14, 2012. The total amount of the special dividend payment will be approximately $50 million based on the current number of shares outstanding and will be paid using cash on hand.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Investor Relations:

MarketAxess Holdings Inc.

Tony DeLise, 212-813-6017

or

Media Relations:

MarketAxess Holdings Inc.

Florencia Panizza, 212-813-6029

or

William McBride & Associates

William McBride, 917-239-6726